Exhibit 2.1

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (this “Agreement”) is entered into on this 20th day of June 2013 (the “Execution Date”), by and between TDP SUPERSTORES CORP., a Texas corporation (“Seller”), and CASH AMERICA PAWN L.P., a Delaware limited partnership (“Purchaser”).

WHEREAS, Seller owns and operates a business that consists of a chain of forty-one (41) pawnshops (each a “Shop”), all of which are located on leased premises as more particularly set forth in Exhibit “A”, in Texas (hereinafter the “Business”);

WHEREAS, Seller, in furtherance of this Agreement, desires to sell and/or assign to Purchaser all of Seller’s right, title and interest in the Business and all the assets of the Business (the “Assets”); and

WHEREAS, Purchaser desires to purchase Seller’s interest in the Business and Assets.

NOW, THEREFORE, in consideration of the premises as well as the parties’ respective promises, representations, covenants and warranties, the performance of each unto the other, and good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Seller agrees to sell, transfer, and deliver, and Purchaser agrees to purchase and accept from Seller, the described property as set forth herein as follows:

1. Sale of Assets. Upon the terms and subject to the conditions herein, Seller agrees to sell, transfer, and deliver and as evidenced by one or more bills of sale executed on the Transfer Dates (hereinafter defined) shall sell, transfer and deliver to Purchaser, and Purchaser agrees to purchase and accept and as of the Transfer Date shall purchase and accept from Seller, the Business and Assets, which are all those assets owned and/or used by Seller within the operation of the Business (other than the Excluded Assets, as hereinafter defined), free and clear of all liens, claims, encumbrances, and security interests, including without limitation the following Assets:

(a) All outstanding pawn loan accounts of Seller, as of the Closing and Transfer Date, as hereinafter defined, together with all evidence of indebtedness owed to Seller arising out of the Business in connection with such pawn loan accounts, together with all pawn merchandise securing same;

(b) All merchandise inventory owned and/or acquired through Seller’s Business as of the Closing and Transfer Date and all merchandise in layaway, with Purchaser assuming the obligation to layaway customers;

(c) All furniture, fixtures, equipment and supplies of Seller, used by Seller in the operation of the Business, which are further identified in and by the books and records of Seller;

(d) All layaway receivables and contracts together with all promissory notes, contracts and evidence of indebtedness owed to Seller on such layaway receivables and contracts together with all merchandise and inventory owned and/or acquired through Seller’s layaway operation at the Business and all rights to merchandise and evidence of indebtedness, claims, choses in action, liens, pledges and other instruments and security of every kind and nature owned by Seller as security for and in any manner securing or collateral to or for said layaway receivables and/or contracts;

(e) All of Seller’s right, title and interest in and to the leasehold interests and leasehold assets in and upon all of the premises presently in the possession of or occupied by the Business as such leasehold interests and leasehold assets are described on Exhibit “A” attached hereto (collectively, the “Lease Agreements”);

(f) The goodwill and going concern value of Seller, which includes all customer lists of present or former customers and/or borrowers, all mailing lists, all business records (including all records relating to borrowers and loan accounts and contracts heretofore charged off on the books of Seller and all pawn and inventory records), and all telephone numbers and listings used by Seller in the Business, and all intangibles and other rights and privileges of Seller desirable or useful to Purchaser for the purpose of continuing the Business of Seller and maintaining and retaining the existing customers of Seller (including, without limitation, all trademarks, service marks, copyrights, trade secrets, proprietary information, know-how and all other trade rights used in the Business and all rights, to the extent Seller has the legal right to transfer, to the trade names or assumed names “Top Dollar Pawn” or any variations thereof, or any other trade names presently or formerly used by Seller in the Business; and all licenses and permits of the Business (whether currently in use or inactive) to the extent such licenses and permits are transferable.

2. Excluded Assets. Seller and Purchaser recognize and agree that the following described assets are not being sold as part of the Business:

(a) Cash on hand;

(b) Cash in banks;

(c) Loans to affiliates, including intercompany loans;

(d) Prepaid insurance premiums, income taxes and other expenses;

(e) Notes and accounts receivable (including credit card receivables) other than pawn loan receivables and other consumer loan receivables;

(f) Lease or use rights pertaining to real property and improvements located at 1303 E. Abrams, Arlington, Texas and 8500 Hillcroft, Houston, Texas other than any licenses and permits (whether currently in use or inactive) relating to such locations;

(g) Seller’s business records or other financial data, other than the operating business records of the Business;

(h) Seller’s point of sale software system (other than the use rights granted to Purchaser as set forth in Section 16.8 of this Agreement); and

(i) Any other asset of Seller not specifically listed above and not presently utilized in or related to the operation of the Business.

3. Assumption of Certain Liabilities. On the terms and subject to the conditions set forth herein, on the Transfer Date, Purchaser will acquire the Assets subject to, and will agree to assume and discharge all tenant obligations of Seller under the Lease Agreements assumed and purchased hereunder and all obligations to layaway customers as evidenced through valid agreements at the time of Transfer located in the stores (the foregoing obligations are collectively referred to herein as “Assumed Liabilities”) with such assignment and assumption evidenced by one or more assignment and assumption agreements executed on the Transfer Dates. Furthermore, Purchaser will reimburse Seller for hard construction costs (labor, material and equipment) incurred prior to the First Closing in connection with the facility being constructed at 2618 IH 20, Grand Prairie, Texas up to a maximum of $850,000.00 (the “Grand Prairie Reimbursement”). The Grand Prairie Reimbursement shall be satisfied at the First Closing. Except as expressly set forth in this Section 3, it is specifically agreed and understood that Purchaser does not and shall not assume any accounts payable of Seller, nor any other obligation, liability, tax or duty of Seller arising out of or in any way connected with the Business prior to the Transfer Date, and Seller agrees to take such action after the Closing and Transfer Date as set forth herein, as may be required to defend the title of Purchaser and confirm the sale of the Business and the Assets to Purchaser sold hereunder.

4. Purchase Price. As consideration for the sale of the Assets described in Section 1 above, Purchaser agrees to pay to Seller the total purchase price of One Hundred Million and No/100 Dollars ($100,000,000.00) (the “Purchase Price”), subject to the Purchase Price Adjustment as hereinafter defined. The parties have considered and negotiated the allocation of the Purchase Price, and it is agreed and understood that the total Purchase Price shall be allocated as follows:

(a) For the pawn loan accounts of Seller described in Section 1(a) above, the sum of $13,900,000.00;

(b) For the merchandise, inventory and related items described in Section 1(b) above, the sum of $8,750,000.00;

(c) For the furniture, fixtures, equipment and supplies, and all other property described in Section 1(c) above the sum of $3,075,000.00;

(d) For the leasehold interests of Seller in and upon all of the premises presently occupied by the Business described in Section 1(e) above, the sum of $410,000.00;

(e) For the properties described in Section 1(f) above, the sum of $73,865,000.00; and

(f) The properties referred to in Section 1(d) are transferred as incidental to the purchase hereunder and without allocation of any portion of the purchase price thereto. Purchaser and Seller each agree that they will, with respect to any state or federal tax returns, report in accordance with and be governed and bound by the allocations set forth herein.

The Parties acknowledge and agree that the foregoing allocations will be revised promptly after completion of the Inspection immediately preceding the Third Closing Date (as such terms are hereinafter defined).

5. Seller’s Conditions to Close. The obligation of Seller to consummate the transactions contemplated under this Agreement is subject to the satisfaction, prior to or at the First Closing, of the following conditions (any of which may be waived by Seller, in whole or in part):

(a) Representations and Warranties True. The representations and warranties of Purchaser contained in Section 15 hereof shall be true and correct in all material respects (provided that each of the representations and warranties in Section 15(a) and each of the representations and warranties of Purchaser that contains an express materiality qualification must be accurate in all respects) as of the date of this Agreement and at and as of each Closing Date as though then made.

(b) Purchaser’s Performance.

(i) All of the covenants and obligations that Purchaser is required to perform or to comply with pursuant to this Agreement at or prior to the Closing (considered collectively), and each of these covenants and obligations (considered individually), must have been performed and complied with in all material respects; and

(ii) Purchaser must have delivered each of the documents required to be delivered by it, and made each of the payments required to be made by it, pursuant to Section 9 and each covenant or obligation of Purchaser in this Agreement that contains an express materiality qualification, must have been performed and complied with in all respects.

(c) No Change in Legal Requirements. There shall not be in effect any federal, state, local, or foreign or other law, ordinance, regulation or statute or any injunction that prevents consummation of any of the transactions contemplated by this Agreement.

(d) Legal Proceedings. No action, suit, or proceeding against any party hereto or any of their respective affiliates shall be pending or threatened before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (a) prevent consummation of any of the transactions contemplated by this Agreement, (b) cause any of the transactions contemplated by this Agreement to be rescinded following consummation, or (c) affect adversely the right of Purchaser to own the Assets or of Seller to sell the Assets.

(e) Hart-Scott-Rodino Approval. Purchaser and Seller shall have received approval of the transaction contemplated hereby from the Department of Justice and/or the Federal Trade Commission either through the expiration or the early termination of the applicable waiting period under the federal Hart-Scott-Rodino Antitrust Improvements Act of 1976 (“HSR Act”).

6. Purchaser’s Conditions to Close. The obligation of Purchaser to consummate the transactions contemplated under this Agreement is subject to the satisfaction, prior to or at the First Closing, of the following conditions (any of which may be waived by Purchaser, in whole or in part):

(a) Representations, Warranties and Covenants True. The representations and warranties of Seller and Principal (hereinafter defined) contained in Section 14 hereof shall be true and correct in all material respects (provided that each of the representations and warranties in Sections 14(a), 14(b), 14(e),14(h),14(i) and 14(m) and each of the representations and warranties that contains an express materiality qualification must be accurate in all respects) as of the date of this Agreement and at and as of each Closing Date as though then, and the covenants set forth in Sections 16.1 and 16.2 shall have been complied with in all material respects.

(b) No Material Adverse Change. No circumstance, event, or series of circumstances or events, of whatever nature (other than any change in economic, regulatory or industry conditions generally) which together or individually (a) would reasonably be expected to have a material adverse effect on the operations, Assumed Liabilities, or condition (financial or otherwise) of the Assets, the Business or Seller, (b) would reasonably be expected to diminish or impair in any material respect, the value of the Business or the Assets, in each case taken as a whole, or (c) would reasonably be expected to render it impossible for Seller or Principal to consummate the transactions contemplated under this Agreement or under any of the agreements to be delivered at any Closing (the “Transaction Documents”).

(c) Consents. Written consents or approvals shall have been obtained by Seller and Purchaser from each party described in Section 3, as necessary and must be in full force and effect, including, without limitation, the approval of this Agreement and the transactions contemplated hereby by the Board of Directors of Purchaser and the Board of Directors and shareholders of Seller.

(d) Seller’s Performance.

(i) All of the covenants and obligations that Seller and Principal are required to perform or to comply with pursuant to this Agreement at or prior to the First Closing (considered collectively), and each of these covenants and obligations (considered individually), must have been duly performed and complied with in all material respects; and

(ii) Seller and Principal must have delivered each of the documents required to be delivered by them pursuant to Section 8, and each covenant or obligation of each of Seller and Principal in this Agreement that contains an express materiality qualification, must have been performed and complied with in all respects.

(e) Legal Proceedings. No action, suit, or proceeding against any party hereto or any of their respective affiliates shall be pending or threatened before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (a) prevent consummation of any of the transactions contemplated by this Agreement, (b) cause any of the transactions contemplated by this Agreement to be rescinded following consummation, or (c) affect adversely the right of Purchaser to own the Assets or of Seller to sell the Assets.

(f) Third Party Approvals and Estoppels. Purchaser and Seller shall have received all such third-party approvals necessary to consummate the transaction contemplated hereby, including, without limitation, (w) original copies of assignments of each Assumed Liability (the “Contract Assignments”), with such Contract Assignments to be in form and substance reasonably satisfactory to Purchaser and Seller, (x) original copies of estoppel agreements (“Estoppels”) from Seller and Principal, in form and substance reasonably satisfactory to Purchaser and Seller, and (y) all permits and licenses from all State and local governing authorities that are necessary for Purchaser to commence operating the Business on the Closing Date.

(g) Continued Employment. Purchaser shall have received confirmation, in form and substance satisfactory to Purchaser, that substantially all of Seller’s field level employees will become employees of Purchaser on the Closing Date, effective as of the Transfer Date, with the terms of such employment to be satisfactory to Purchaser.

(h) Seller’s Debts. Purchaser being satisfied, in Purchaser’s sole and absolute discretion, that all liabilities of Seller that (i) are secured by, create, or otherwise result in the filing, creation or perfection of any, liens, security interests or any other interest in the Assets, and (ii) are not Assumed Liabilities, will be paid in full on or before the First Closing Date and the corresponding liens or security interests, in any, simultaneously released.

(i) Hart-Scott-Rodino Approval. Purchaser and Seller shall have received approval of the transaction contemplated hereby from the Department of Justice and/or the Federal Trade Commission either through the expiration or the early termination of the applicable waiting period under the federal Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (“HSR Act”).

7. Closing Process.

7.1 Inspections and Phased Closings. Within five (5) days after satisfaction of Purchaser’s Conditions to Close as set forth in Section 6(c), 6(f) and 6(i), Purchaser will begin the Inspection (as described on Exhibit “B”). Purchaser and Seller will coordinate with respect to the sequence and timing of the Inspection. Within five (5) days after the Inspection of the initial sixteen (16) Shops (the “First Closing Shops”), Seller shall convey all Assets pertaining to the First Closing Shops to Purchaser and Seller shall assign to Purchaser and Purchaser shall assume from Seller all Assumed Liabilities pertaining to the First Closing Shops (the date of such assignment and assumption is referred to herein as the “First Closing Date”). Within five (5) days after the Inspection of an additional sixteen (16) Shops (the “Second Closing Shops”), Seller shall convey all Assets pertaining to the Second Closing Shops to Purchaser and Seller

shall assign to Purchaser and Purchaser shall assume from Seller all Assumed Liabilities pertaining to the Second Closing Shops (the date of such assignment and assumption is referred to herein as the “Second Closing Date”). Within five (5) days after Inspection of all remaining Shops (the “Third Closing Shops”), Seller shall convey all Assets pertaining to the Third Closing Shops to Purchaser and Seller shall assign to Purchaser and Purchaser shall assume from Seller all Assumed Liabilities pertaining to the Third Closing Shops (the date of such assignment and assumption is referred to herein as the “Third Closing Date”). Each of the First Closing Date, the Second Closing Date and the Third Closing Date are referred to herein as a “Closing Date”. On each Closing Date the parties will execute such closing documents as are reasonably necessary in order to effectuate such transfer of the applicable Assets and Assumed Liabilities.

7.2 Transfer Date. The parties agree that it will take more than one day for Purchaser to complete the Inspection of all Shops. The date Purchaser commences the Inspection contemplated above shall be deemed the “Transfer Date” for the Shop(s) that are the subject of the Inspection activities. If the Closing occurs and the Transfer Date for a Shop is earlier than the actual day of the Closing for such Shop, then upon the consummation of the Closing, the subject Transfer Date shall be deemed to be the Closing Date for the applicable Shop for all purposes under this Agreement. In this regard and in recognition that Seller has been operating the Business and that Seller and/or Purchaser, as the case may be, intends to continue operating it without interruption, both parties agree to cooperate with each other to ensure that the Business is operated in the ordinary course of business during the period from the Transfer Date to the Closing, and each party agrees to afford the other an adequate opportunity to oversee the operation of the Business during such period in order to protect its interests.

7.3 Prepaid Amounts; Income and Expense Prorations. At the Closing, Purchaser and Seller shall equitably prorate all prepaid expenses that are considered Excluded Assets (“Prepaid Expenses”) and all accrued liabilities to the extent the same have been paid or are payable and to the extent the same are assumed by Purchaser as part of the Assumed Liabilities, all so that Purchaser pays for all amounts attributable to the period of time on and after the Transfer Date and Seller pays for all amounts attributable to the period of time prior to the Transfer Date. Notwithstanding the foregoing, prepaid amounts relating to items not to be assumed by Purchaser at the Closing will not be Prepaid Expenses and will not be prorated between the parties; examples of such non-prorated expenses include, without limitation, amounts for prepaid permits and licenses and amounts for prepaid premiums for Seller’s insurance policies. Also, Prepaid Expenses shall not include amounts expended for advertising. All security and other deposits made by Seller in connection with any of the Assumed Liabilities shall be deemed Assets. The parties also agree that all income earned or accrued before the Transfer Date shall be credited or received by Seller, and all income earned or accrued on or after the Transfer Date shall be credited and received by Purchaser; and all expenses and liabilities accrued or becoming due before the Transfer Date shall be paid by Seller, and all expenses and liabilities accrued and becoming due on or after the Transfer Date shall be paid by Purchaser. Without limiting the foregoing, all ongoing expenses of the Business [for example, real property rentals, real estate taxes and common area maintenance charges payable under real estate leases, utility and security charges, wages, compensation and benefits of Seller’s employees and payments to or from landlords, licensors, licensees, vendors, suppliers, service providers and other contractors of Seller] expressly assumed by Purchaser at the Closing, if any, will be equitably prorated between Seller and Purchaser as of the Transfer Date. To the extent any adjustment under this Section cannot be reasonably and finally determined at Closing, the parties hereto agree to reconcile all such income and expenses and make all adjustments and settlements between them as may be appropriate or required under this Section as soon as reasonably practicable after the Closing Date (with each party hereto acting diligently and in good faith in connection with such post-Closing reconciliation, adjustment and settlement process). Prior to the Closing Date, Purchaser and Seller shall diligently cooperate in good faith with each other in an attempt to identify with particularity as many of the Prepaid Expenses and Accrued Liabilities as is reasonably possible (this process may, in Purchaser’s discretion, include, without limitation, a complete inspection at Seller’s home office by Purchaser’s accounting representatives of Seller’s books and records).

8. Seller’s Closing Deliveries. Seller shall deliver, or cause to be delivered to Purchaser at each Closing (unless otherwise set forth below) all of the following documents in form and substance satisfactory to Purchaser:

(a) Copies of (i) the resolutions unanimously and duly adopted by the directors and shareholders of Seller authorizing the execution, delivery and performance of this Agreement and each of the other Transaction Documents by Seller, and authorizing the consummation of all of the other transactions hereunder and thereunder by Seller, and (ii) the articles of incorporation and bylaws of Seller, each of the foregoing resolutions and documents certified as true, complete and accurate as of the Closing Date by the secretary of Seller;

(b) A certificate dated as of the Closing Date executed by Todd C. Behringer (“Principal”) and an officer of Seller, each certifying that the conditions specified in Section 5 that are not otherwise waived in writing by Seller and Principal have been fully satisfied or waived by Seller and Principal and that the representations and warranties made by Seller and Principal in this Agreement are true and correct as of the Closing Date;

(c) One or more Bills of Sale in the form of Exhibit “C” attached hereto (the “Bill of Sale”) signed by Seller;

(d) One or more Assignment and Assumption of Leases in the form of Exhibit “D” attached hereto (the “Lease Assignment”) signed by Seller;

(e) At the First Closing only, an original of the Non-Competition Agreement in the form of Exhibit “E” attached hereto (the “Non-Competition Agreement”), signed by Seller and Principal;

(f) At the First Closing only, an original copy of the Escrow Agreement in the form of Exhibit “F” attached hereto (“Escrow Agreement”) signed by BOKF, N.A. (“Escrow Agent”), Seller and Principal;

(g) Amendments to certain Lease Agreements reflecting the terms described on Exhibit “G” attached hereto (the “Amendments”) and incorporated herein by this reference;

(h) The Contract Assignments and Estoppels, if any;

(i) An original copy of any assignments of all trademarks, patents, domain names, URLs, assumed names and other intellectual property included in the Assets signed by Seller (the “Intellectual Property Assignments”);

(j) At the First Closing only, copies of all invoices and receipts for expenses to be included in the Grand Prairie Reimbursement, certified as true and correct by the Chief Executive Officer of Seller;

(k) An original closing statement evidencing the portion of the Purchase Price being paid and, with respect to the Third Closing, the final amount payable by Purchaser to Seller hereunder, as the same may be adjusted by any applicable credits, deductions or pro-rations to be made between the parties as of the Closing Date, if any (the “Closing Statement”); and

(l) Such other documents relating to the transactions contemplated by this Agreement as Purchaser may reasonably request.

9. Purchaser’s Closing Deliveries. Purchaser shall deliver, or cause to be delivered to Seller at each Closing (unless otherwise set forth below) all of the following documents in form and substance satisfactory to Seller:

(a) A certificate of the secretary of Purchaser, certifying as to the names and true signatures of the officers of Purchaser authorized to sign this Agreement and the other Transaction Documents to be delivered by Purchaser hereunder;

(b) Copies of (i) the resolutions duly adopted by Purchaser’s general partner authorizing the execution, delivery and performance by Purchaser of this Agreement and each of the other Transaction Documents, and the consummation of all of the other transactions hereunder and thereunder, and (ii) the partnership agreement and certificate of formation, each of the foregoing resolutions and documents certified as true, complete and accurate as of the Closing Date by the secretary of Purchaser;

(c) A certificate dated as of the Closing Date from an officer of Purchaser certifying that the conditions specified in Section 6 that are not otherwise waived in writing by Purchaser have been fully satisfied or waived by Purchaser and that the representations and warranties made by Purchaser in this Agreement are true and correct as of the Closing Date;

(d) The applicable portion of the Purchase Price, as the same may be adjusted in accordance with this Agreement and as evidenced by the Closing Statement;

(e) At the First Closing only, the non-competition consideration described in the Non-Competition Agreement, to be delivered to Seller and Principal in accordance with the terms of the Non-Competition Agreement and the Closing Statement;

(f) At the First Closing only, the Escrow Funds delivered to the Escrow Agent pursuant to Section 12;

(g) At the First Closing only, the Grand Prairie Reimbursement will be paid to Seller.

(h) Originals of the Bills of Sale, Lease Assignments, Non-Competition Agreement, Escrow Agreement, the Amendments, Contract Assignments, Intellectual Property Assignments, Closing Statement, each executed by Purchaser; and

(i) Such other documents relating to the transactions contemplated by this Agreement as Seller may reasonably request.

10. Method of Payment. Purchaser shall pay the Purchase Price in immediately available funds to Seller by wire transfer to such bank account as shall be designated by Seller in writing to Purchaser at least 24 hours prior to Closing. The Purchase Price shall be paid in payments of $40,000,000.00, $40,000,000.00 and $20,000,000.00 paid at the First Closing, Second Closing and Third Closing, respectively, subject to adjustment as set forth in Section 11 and the reductions set forth above. The payment at the First Closing will be less the amounts to be held in escrow as provided in Section 12 below and less the amounts to be held as a tax holdback as provided in Section 13 below. On the First Closing Date, the Non-Competition Consideration shall be disbursed to the Covenantors payable in immediately available funds to the Covenantors by wire transfer to such bank account as shall be designated by the Covenantors in writing to Purchaser at least 24 hours prior to First Closing. Notwithstanding anything herein to the contrary, all liabilities of Seller that (i) are secured by, create, or otherwise result in the filing, creation or perfection of any, liens, security interests or any other interest in the Assets, and (ii) are not Assumed Liabilities, will be paid in full on or before the First Closing Date with a resulting release of any and all such liens, security interests, or other interests in the Assets.

11. Purchase Price Adjustment. On the Third Closing Date, the Purchase Price shall be adjusted and applicable payment made accordingly (the “Purchase Price Adjustment”) as follows:

(a) for every $1.00 that the pawn loan value (as determined by the aggregate Inspection balances) is less than $13,900,000.00 the Purchase Price shall be decreased by $7.00;

(b) for every $1.00 the value of the inventory (as determined by the aggregate Inspection balances) is less than $8,750,000.00 the Purchase Price shall be decreased by $2.00;

(c) for every $1.00 that the pawn loan value (as determined by the aggregate Inspection balances) is greater than $14,433,616.00 the Purchase Price shall be increased $1.00; and

(d) for every $1.00 that the value of the inventory (as determined by the aggregate Inspection balances) is greater than $9,840,323.26 the Purchase Price shall be increased $1.00.

In the event that the result of the Inspection requires a decrease in the Purchase Price then such payments shall be satisfied first through an offset against that portion of the Purchase Price payable at the Third Closing with any remaining payments made directly by Seller.

12. Escrow Agreement. A portion of the Purchase Price in the amount of Eight Million and No/100 U.S. Dollars ($8,000,000.00) will be delivered by Purchaser to an escrow agent at the First Closing to be held and disposed of pursuant to the Escrow Agreement.

13. Tax Holdback. Purchaser shall withhold $500,000.00 of the Purchase Price pursuant to the requirements of (i) Sections 31.08 and 31.081 (“Sections 31.08 and 31.081”) of the Texas Tax Code and (ii) Section 111.020 (“Section 111.020”) of the Texas Tax Code. When Purchaser receives (i) a certificate of no tax due from the Comptroller of the State of Texas (“Comptroller”) in accordance with Section 111.020, (ii) satisfactory evidence that Seller has filed its final sales tax report with, and delivered a notice of Purchaser’s name and address to, the Comptroller pursuant to 34 TAC Section 3.7 of the Texas Regulations, (iii) a letter or any other reasonable documentation from the Comptroller specifically indicating that Seller has paid all taxes which are contemplated under Section 111.020 which accrued in connection with the Business through the Transfer Date and indicating that Purchaser shall have no successor liability for such taxes and will not be held personally liable for such taxes, all as the same is contemplated in Section 111.020, (iv) a receipt for each Shop issued by the tax collector in accordance with Sections 31.08 and 31.081 showing that the personal property taxes due the applicable taxing unit for such Shop, plus any penalties and interest, have been paid for each Shop, and (v) a tax certificate for each Shop issued under Section 31.08 stating that no personal property taxes, penalties or interest is due for each Shop by the applicable taxing unit, Purchaser shall immediately pay the withheld amount to Seller. If, however, the Comptroller or any tax collector pursues a claim against Purchaser for unpaid taxes of Seller, the parties agree that Purchaser may pay directly to the Comptroller or any such tax collector such portion of the withheld amount as may be necessary to satisfy such claim, and Seller’s sole recourse for the amount so paid by Purchaser shall be against the State of Texas and/or the Comptroller or the applicable tax collector and not against Purchaser.

14. Seller’s Representations and Warranties. Seller and Principal each hereby represents and warrants to Purchaser that on the date of this Agreement and on each Transfer Date:

(a) Ownership. Seller is the owner of the Business and Assets and has good and marketable title to and the absolute right to sell, assign, and transfer the Business and Assets to Purchaser, free and clear of any interest, security interest, claims, liens, pledges, penalties, charges, encumbrances, buy-sell agreements, or other rights of any party whatsoever of every kind and character. Following delivery of and payment of the Purchase Price in accordance with this Agreement, good and marketable title thereto shall be delivered to Purchaser on the Transfer Date, free and clear of any interest, security interest, claims, liens, pledges, penalties, charges, encumbrances, buy-sell agreements, or other rights of any party whatsoever.

(b) Due Authorization of Seller and Consent of Third Parties. Seller has full power and authority to execute and perform this Agreement; all necessary action has been taken by Seller to authorize the execution, delivery, and performance of this Agreement and the transaction contemplated hereby, and the Agreement has been duly executed and delivered and is a valid and binding obligation of Seller, enforceable in accordance with its terms. Principal is the holder of a controlling equity interest in Seller and individually holds 100% of all voting rights in Seller. No consent, waiver, approval, or authorization of, or declaration, or qualification with, any governmental or regulatory authority, or any third party (other than certain landlords under the Lease Agreements), is required to be made or obtained by Seller in performance of this Agreement, and the consummation of the transaction contemplated hereby or to preserve any rights and benefits enjoyed by Seller on the date hereof following the consummation of such transactions.

(c) Sale Does Not Violate any Outstanding Agreements. The execution, delivery, and performance of this Agreement by Seller will not conflict with or result in any breach of any of the terms, conditions, or provisions of, or constitute a default under, or result in the creation of any lien, charge, or encumbrance upon any of the properties or assets of Seller, or under any indenture, mortgage, deed of trust, agreement, or other instrument to which Seller is a party or by which any of their properties may be bound or affected.

(d) Valid Existence of Seller. Seller is a corporation duly organized, validly existing and in good standing under the laws of the state of Texas, with all requisite corporate power and authority to carry on the business in which it is engaged, to own or hold under lease its properties and assets, to execute and deliver this Agreement and to consummate the transactions contemplated hereby. Seller is duly qualified to do business as a foreign corporation in, and is, or will be, in good standing under the laws of each state or other jurisdiction in which either the ownership or use of the properties owned by it, or the nature of the activities conducted by it, requires such qualification.

(e) Compliance with all Laws and Adequacy of Licenses and Permits Owned. Seller is not in violation of any term or provision of its Articles of Incorporation, Charter or Bylaws, as applicable, or any term or provision of any Applicable Law, judgment, decree, order, statute, injunction, rule, ordinance or governmental regulation applicable to it nor any agreement or instrument applicable to Seller where the violation would materially affect the business, properties or operations of Seller. Seller maintains in full force and effect all licenses and permits material to the conduct of its business, and has not received any notification, nor has any reason to believe, that any revocation or limitation thereof is threatened, pending or impending. Without limiting the foregoing, Applicable Laws include, without limitation, all federal, state and local laws, regulations, rules, statutes, orders, ordinances and requirements, and specifically include, without limitation, the Bank Secrecy Act, the U.S.A. Patriot Act, the Gramm-Leach-Bliley Act, the Consumer Reporting Employment Clarification Act, the Consumer Collection Credit Act, the Fair Debt Collection Practices Act, the Fair Credit Reporting Act, the Americans With Disabilities Act, all truth-in-lending related laws, all laws of each state and locality in which Seller or any of Seller’s affiliates do business that are applicable to employers, pawnbrokers, jewelers, second-hand goods dealers and check cashers, all usury and consumer protection related laws, all federal, state and local tax laws, all applicable zoning and licensing laws, all environmental and human health and safety laws, all other federal, state and local laws, regulations, rules, statutes, orders, ordinances and requirement, together with all regulations, rules, orders and requirements promulgated under each of the foregoing.

(f) Leases and Other Contracts. All continuing contracts to be assumed by Purchaser hereunder as set forth in Section 3 have been entered into in the ordinary course of business. All of Seller’s contracts, written or oral, are valid and enforceable by Seller in accordance with their respective terms, and Seller has in all material respects performed all obligations required to be performed by it to date under such contract, and Seller is not in default under, and no event has occurred that, with the lapse of time or action by a third party, could result in a default under any outstanding contract. Each Lease Agreement, together with all subordination agreements, non-disturbance agreements and other related agreements and documents executed in connection with each such Lease are described on Exhibit “A” and Seller has, prior to the Execution Date, delivered true and complete copies of each Lease Agreement and all of such related documents to Purchaser. The terms of each Lease Agreement as set forth on Exhibit “A” and true and correct. Each Lease Agreement is in full force and effect and constitutes a legal, valid and binding obligation of the respective parties thereto. Seller is not and, to Seller’s knowledge, no other party to a Lease Agreement is, in default in any material respect under any Lease Agreement nor has any event occurred which with the passage of time or the giving of notice or both would constitute such a default.

(g) Litigation. There are no material actions, suits, claims, proceedings, investigations, or litigation pending or threatened against or affecting Seller or any of its assets, or any circumstances known or that should be known to Seller that would give rise to any such action, suit, claim, proceeding, investigation or litigation.

(h) Ownership of Properties and Absence of Liens. Seller is the lawful owner of the Business and the Assets and Seller has good, valid and marketable title to the Assets and a valid and transferable leasehold interest in all lease properties. The Business and the Assets will be free and clear of any liens, claims, equities, charges, options, security interests or encumbrances of any nature whatsoever with no defects of title as of the Transfer Date, except (a) liens for current taxes not yet due, and (b) minor imperfections of title and encumbrances, if any, that do not materially detract from the value of the property subject thereto or materially impair the operations of the Business, and have arisen only in the ordinary course of the Business, consistent with past practice. The Assets and properties described in Section 1 include all assets and inventory used in or necessary to Seller’s Business as presently conducted in the ordinary course.

(i) Financial Statements. All information contained in the statements of the Business dated December 31, 2012 and May 31, 2013 (the “Financial Statements”), is true and correct to the best knowledge of Seller. Seller has delivered complete copies of the Financial Statements to Purchaser.

(j) Shadow Audit. The internal audit and inventory report prepared by Seller (the “Audit Report”) following its audit of each of the Shops not more than thirty (30) days prior to the Execution Date is true, complete and accurate in all respects. Seller has delivered complete copies of the Audit Report to Purchaser.

(k) Pawn Loans and Collateral. As of the Closing and Transfer Date, each and every pawn loan on the books of Seller represents a valid pawn loan transaction upon which Seller has maintained an accurate record of the amount loaned, the lawful finance charge to accrue thereon, renewals if any, and an accurate description of the pledged goods. All such pledged goods securing active pawn loans transferred to Purchaser are properly retained by the Business on the premises.

(l) Disclosure. No representation, warranty or statement made by Seller in this Agreement, including without limitation the Exhibits attached hereto, contains any untrue statement of material fact. No representation, warranty or statement made by Seller in this Agreement, including without limitation the Exhibits attached hereto, omits to state a material fact required to be stated or necessary to make the statements contained herein or therein not misleading in light of the totality of the circumstances in which such statements are made. There are no facts known to Seller, which are not also known to Purchaser or in the pawn shop industry, which materially and adversely affects or in the future may (so far as Seller can now reasonably foresee) materially and adversely affect the Business or the condition, properties, assets, operations or prospects of the Business, except as set forth herein or in the Exhibits hereto.

(m) Payment of Taxes. There are no taxes or present disputes as to taxes of any nature payable by Seller which will impair the consummation of the transactions contemplated by this Agreement, result in any lien upon the Assets, or impose on Purchaser any burden or obligation to assume or pay any taxes of any nature (except for any taxes due as a result of the sale of the Assets, if any). Except for employee withholding taxes which will be deposited and/or paid according to the payment schedules required by law, to the best of Seller’s knowledge, all tax returns of Seller (federal, state, city or otherwise) required by law to be filed on or before the Closing and Transfer Date have been duly filed in an accurate and correct manner and all corresponding taxes have been paid.

15. Purchaser Warranties. Purchaser warrants and represents as follows:

(a) Organization. Purchaser is a limited partnership duly formed, validly existing and in good standing under the laws of the state of Delaware, with all requisite partnership power and authority to carry on the business in which it is engaged, to own or hold under lease its properties and assets, to execute and deliver this Agreement and to consummate the transactions contemplated hereby. Purchaser is duly qualified to do business as a foreign corporation in, and is, or will be, in good standing under the laws of each state or other jurisdiction in which either the ownership or use of the properties owned by it, or the nature of the activities conducted by it, requires such qualification.

(b) Authority. Purchaser has the requisite partnership power and authority to execute and deliver this Agreement and to perform its obligations under this Agreement. This Agreement has been duly executed and delivered by Purchaser and will be duly authorized by all necessary action by Purchaser’s board of directors as of the Closing and Transfer Date. This Agreement constitutes legal, valid and binding obligations of Purchaser, enforceable against Purchaser in accordance with its terms.

(c) No Violation. Neither the execution, delivery or performance of this Agreement nor the consummation of the transactions contemplated hereby will (a) conflict with, or result in a violation or breach of the terms, conditions and provisions of, or constitute a default under, the Certificate of Formation or Partnership Agreement, as applicable, of Purchaser or any agreement, indenture or other instrument under which Purchaser is bound, or (b) violate or conflict with any judgment, decree, order, statute, rule or regulation of any court or any public, governmental or regulatory agency or body having jurisdiction over Purchaser or the properties or assets of Purchaser.

(d) Litigation. There are no lawsuits, proceedings, claims, legal actions or investigations instituted, or to the knowledge of Purchaser threatened, against, related to, or affecting, or that would affect the consummation of, the transaction contemplated hereunder. To the knowledge of Purchaser, no event has occurred or circumstance exists that is reasonably likely as of the Closing and Transfer Date to give rise to, or serve as a basis for, the commencement of any such proceeding.

(e) No Consent. Except as expressly provided in this Agreement to the contrary, no consent, authorization, approval, permit or license of, or filing with, any governmental or public body or authority, any lender or lessor or any other person is or will be required to authorize, or is or will be required in connection with, the execution, delivery and performance of this Agreement and the consummation of the transaction contemplated hereby on the part of Purchaser.

(f) Payment of Assumed Debts. Purchaser will pay all liabilities assumed in Section 3 hereunder arising after the Transfer Date.

(g) Accuracy of Representations and Warranties. The representations and warranties contained in this section are true and complete and do not omit any material fact necessary to make them not misleading.

16. Covenants.

16.1 Competing Transactions. Seller and Principal covenant and agree that, after the Execution Date and until the earlier to occur of (a) the termination of this Agreement, or (b) the Third Closing Date, they will not, and will cause their respective members, managers, shareholders, directors and officers to not, solicit, enter into, or entertain any discussions or negotiations with respect to a Competing Transaction, enter into any binding agreement with respect to any Competing Transaction, consummate any Competing Transaction, or agree in writing or otherwise to do any of the foregoing. Seller shall, within 24 hours of obtaining knowledge of same, furnish Purchaser with copies, or if not in writing, a written summary, of any inquiries or proposals with respect to a Competing Transaction. For purposes of Section 16.1, “Competing Transaction” means any proposal or offer from any person or entity (other than Purchaser) relating to any purchase or other acquisition of all or any material portion of the assets of, or any possible disposition or issuance of any equity interests in, Seller (or any rights or securities exercisable for, or convertible into, such equity interests), or any merger or other business combination with Seller.

16.2 Conduct of Business. After the Execution Date and until the earlier to occur of (a) the termination of this Agreement, or (b) the Third Closing Date, Seller shall, unless Seller receives Purchaser’s prior written consent (which consent, except as expressly provided below, shall not be unreasonably withheld or delayed):

(a) Use commercially reasonable and diligent efforts to continue to conduct its business in the ordinary course, consistent with Seller’s past practices;

(b) Not declare, pay or make any dividends or distributions on its capital stock;

(c) Not enter into any agreement (oral or written) with its directors, managers, officers or salaried employees except as may be necessary to help consummate the transaction contemplated hereunder; provided, however, that Seller shall obtain Purchaser’s prior written consent prior to entering into any such agreement, which consent shall not be unreasonably withheld or delayed; and provided further, however, that Purchaser’s written consent shall not be required for any such agreement that is made in the ordinary course of Seller’s business consistent with past practices;

(d) Not increase the compensation of its directors, officers, managers or employees (except that Seller may pay cash equivalent in lieu of option rights);

(e) Not make capital expenditures (or enter into commitments to make capital expenditures) in excess of $10,000 (either individually or in the aggregate) unless fully paid for prior to Closing;

(f) Not enter (without Purchaser’s prior written consent, such consent not to be unreasonably withheld or delayed) into any contract which would be (or have been) deemed a Liability continuing more than one (1) year or valued at more than $100,000 per annum; or

(g) Not issue any capital stock or grant options to purchase its capital stock.

16.3 Assistance With Due Diligence. From and after the date of this Agreement and until the Third Closing Date (or the termination of this Agreement), Seller and Principal shall (i) use their reasonable best efforts to assist Purchaser and Purchaser’s representatives in Purchaser’s due diligence review of Seller, the Assets and the Business, (ii) ensure Purchaser and Purchaser’s representatives have full and complete access to all of Seller’s properties, books, contracts, commitments, personnel and records related to the Assets and any other information Purchaser, in Purchaser’s sole discretion, deems necessary to complete such due diligence review, and (iii) furnish promptly to Purchaser all information concerning Seller’s business, properties and personnel as may be requested by Purchaser and/or Purchaser’s representatives.

16.4 Notification of Certain Matters. Each of Seller and Purchaser shall promptly advise the other party orally and in writing of (a) any representation or warranty made by it contained in this Agreement that is qualified as to materiality being or becoming untrue or inaccurate in any respect or any such representation or warranty that is not so qualified being or becoming untrue or inaccurate in any material respect, or (b) the failure by it to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement.

16.5 Further Instruments of Transfer. Following each Closing, at the request of either party hereto, the other party hereto shall deliver any further instruments of transfer and take all reasonable action as may be necessary or appropriate to vest in Purchaser good and marketable title to the Assets, with any such instrument or action to be reasonably satisfactory to both parties hereto.

16.6 Transaction Costs and Taxes. Whether or not the transactions contemplated hereby are consummated, each party will pay its own transaction costs and expenses related to the transactions contemplated by this Agreement (including, without limitation, out-of-pocket due diligence and travel expenses, copy, fax, delivery, filing and recording fees and costs (except as expressly provided in this Section and in Section 16.7 below, and the fees and expenses of any attorneys, accountants, consultants, lenders, investment bankers or other advisors such party may engage to assist it with the transaction). Each party shall pay in a timely manner all of their respective taxes resulting from or payable in connection with the sale of the Assets pursuant to this Agreement.

16.7 Direction of Energies Prior to Closing. Unless or until this Agreement is terminated under Section 18, each party hereto shall use commercially reasonable and diligent efforts to (a) cause the conditions in Section 5 and Section 6 to be satisfied, and (b) take, or cause to be taken, all actions, and to do, or cause to be done, all things reasonably necessary, proper or advisable to consummate and make effective the transactions contemplated hereby, including, without limitation, obtaining all authorizations, consents, waivers and approvals as may be required in accordance with this Agreement. Except as may be necessary to fulfill the requirements set forth in the immediately preceding sentence, neither party will be obligated to pay money or incur obligations in order to obtain any authorizations, consents, waivers or approvals as may be required in accordance with this Agreement. Without limiting the foregoing, each party hereto agrees to make an appropriate filing of a Notification and Report Form pursuant to the HSR Act and any other regulatory law with respect to the transactions contemplated hereby as promptly as practicable after the Execution Date and to supply as promptly as practicable any additional information and documentary material that may be requested pursuant to the HSR Act and any other regulatory law and to take all other actions necessary to cause the expiration or termination of the applicable waiting periods under the HSR Act as soon as practicable. Each party will be responsible for their own costs and expenses incurred in connection with the preparation of their respective HSR Act filings or any similar filings; provided, however, Purchaser will be solely responsible for paying the filing fee required under the HSR Act.

16.8 Point of Sale System. Seller shall permit Purchaser to use the point-of-sale system used in the Business for not less than sixty (60) days after the Third Closing Date. Seller shall procure any necessary third-party consents necessary to grant Purchaser such rights of use. Purchaser shall be permitted to use such system in order to access to historical transaction records and support ongoing transactions.

16.9 Cooperation and Additional Documents. Without additional consideration, Seller agrees to aid, assist and cooperate with Purchaser in all respects in the orderly transfer of the Business, and to utilize all reasonable efforts to the end that Purchaser shall realize a maximum retention of the customers and general business and goodwill of Seller. Seller specifically agrees to take all steps to complete all instruments, and to do everything necessary or beneficial to assist in the transfer of the Business and the Assets covered hereby to Purchaser.

16.10 Deferred Maintenance. Prior to the Closing for each Shop, Purchaser and Seller shall assess all outstanding maintenance, repairs and replacements required by the “tenant” or “lessee” under the Lease Agreement for such Shop as well as outstanding maintenance, repairs and replacements required by the “landlord” or “lessor” under each Lease Agreement (collectively, “Deferred Maintenance”). Purchaser and Seller shall each act in a commercially reasonable manner in the assessment of matters to be deemed Deferred Maintenance. Following the Closing for each Shop, Purchaser may complete the Deferred Maintenance for such Shop. Any commercially reasonable amounts paid by Purchaser to complete the Deferred Maintenance shall be reimbursed by Seller within thirty (30) days after written request (such written request to include invoices and receipts detailing the completed work) therefore (which may be made on more than one occasion); provided, however, such requests must be sent to Seller not later than one hundred twenty (120) days after the Third Closing Date. Purchaser shall be entitled to a release of escrow funds in an amount equal to the costs not reimbursed by Seller as required in this Section 16.10. The total reimbursement, if any, to be paid by Seller to Purchaser, shall not exceed one percent (1.0%) of the Purchase Price.

17. Taxes. If any tax, including state or local sales tax, transfer or use tax or documentary stamp tax is due or becomes due as a result of the sale of the Assets, then all such taxes (except for any income taxes resulting from this sale and any sales and/or transfer taxes owed by Seller resulting from any applicable statutes for this sale, if any) shall be paid by Purchaser as and when required.

18. Termination by Parties. By notice given prior to or at the First Closing, this Agreement may be terminated as follows:

(a) By mutual agreement of Purchaser and Seller;

(b) By Purchaser if a material breach of any provision of this Agreement has been committed by Seller or Principal and such breach has not been cured to Purchaser’s satisfaction or otherwise waived by Purchaser within ten (10) days of notice by Purchaser to Seller or Principal, as applicable, of the existence of such material breach;

(c) By Seller if a material breach of any provision of this Agreement has been committed by Purchaser and such breach has not been cured to Seller’s satisfaction or otherwise waived by Seller within ten (10) days of notice by Seller or Principal to Purchaser of the existence of such material breach; and

(d) By any party hereto if the First Closing has not occurred on or before the ninetieth (90th) day after the Execution Date, unless a later date for the First Closing is mutually agreed to in writing by the parties hereto; provided, however, a party hereto may not terminate this Agreement pursuant to this Section 18(d) if the Closing has not occurred within the time contemplated by this Section 18(d) as a result of a breach of this Agreement by the party attempting to terminate this Agreement.

19. Survival of Representations and Indemnification. Seller and Purchaser agree that:

(a) All of the provisions of this Agreement and all of the representations, warranties, covenants and agreements of the parties in this Agreement or in any statement, certificate or other document furnished pursuant to this Agreement shall survive and continue in force after the date hereof, and shall terminate on the third anniversary of the Third Closing Date (except the representations and warranties of Seller set forth in Section 14(m) [Payment of Taxes] which shall survive until the fifth anniversary of the Third Closing Date).

(b) Seller shall indemnify Purchaser and hold it harmless from and in respect of any assessment, loss, damage, liability, cost and expense (including, without limitation, interest, penalties and reasonable attorneys’ fees) imposed upon or incurred by Purchaser or any subsidiary of Purchaser, resulting from Seller’s breach of any agreement, covenant, representation, or warranty of Seller contained herein. Assertion by Purchaser of its right to indemnification under this section shall not preclude the assertion by Purchaser of any other right or the seeking of any other remedies against Seller. Notwithstanding, Seller and Principal shall not be liable for a breach of the representations and/or warranties contained in this Agreement until such time as the claim exceeds $100,000.00, and further Seller’s total liability for any and all breaches of the representations and/or warranties of this Agreement shall not exceed the Purchase Price; provided, however, such limitation shall not be applicable to breaches of the representations and warranties set forth in Section 14(m) [Payment of Taxes].

(c) Purchaser shall indemnify and hold Seller harmless from and in respect of any assessment, loss, damage, liability, cost, and expense (including, without limitation, interest, penalties, and reasonable attorneys’ fees) imposed upon or incurred by Seller resulting from the breach of any agreement, covenant, representation or warranty of Purchaser contained herein.

20. Expenses. Each party shall pay all of their respective consultant, attorney or accountant fees and expenses incurred by such party with respect to this Agreement and the transactions contemplated hereby. In the event a party hereto seeks to enforce any of its rights hereunder in a court of competent jurisdiction, and if such action results in a judgment substantially in favor of either party (a dismissal, with prejudice, by the party commencing such action, shall be deemed to be a judgment in favor of the other party for the purpose of this section), then and in such event the prevailing party shall be entitled to recover from the other party, in addition to the relief awarded the prevailing party in or by judgment, all court costs, reasonable investigation expenses, and reasonable attorneys’ fees, including appellate proceedings and proceedings in bankruptcy, incurred by the prevailing party in such action.

21. Fees and Commissions. Seller represents and warrants that it has not incurred any obligation to pay any brokerage commission or finder’s fee with regard to the transaction contemplated by this Agreement, and Purchaser represents and warrants that any commission or other compensation payable to any brokers engaged by it shall be borne by

Purchaser. Purchaser hereby indemnifies Seller, and Seller hereby indemnifies Purchaser from and against any and all liability (including, without limitations, reasonable attorneys’ fees and other costs of defending any such liability and enforcing its indemnification) for payment of any commission, fee or other compensation in the nature of a brokerage’s commission or finder’s fee to any person, firm or corporation claiming to have acted on behalf of such indemnifying party in connection with the transaction contemplated by this Agreement.

22. Attorneys and Documents. The parties acknowledge their right to separate legal counsel, and agree to obtain any appropriate advice or opinion about this transaction from their respective attorneys.

23. Integration. This Agreement includes the exhibits and embodies the entire agreement and understanding among the parties hereto and supersedes all prior agreements and understandings related to the subject matter herein.

24. Choice of Law and Venue. This Agreement and all the exhibits shall be construed and enforced according to the laws of the State of Texas. The parties further agree that any matter which may be brought or pursued in court hereunder shall be brought and maintained only in the appropriate court situated in Texas, and each party consents to such venue and the court’s personal jurisdiction over each party.

25. Binding Effect, Assignment. This Agreement shall not be assigned by any party hereto without the express written consent of the other party; provided, however, that notwithstanding the above, Purchaser may assign its rights and obligations under it to any affiliate of Purchaser. Except to the extent of any contrary provisions herein, all of the terms of this Agreement, whether so expressed or not, shall be binding upon the respective successors and assigns of the parties hereto, and shall inure to the benefit of, and shall be enforceable by the parties hereto and their respective heirs, executors, personal representatives, successors and assigns.

26. Severability. In the event any section or part of this Agreement or any of the attached exhibits or parts thereof should be adjudicated invalid, such adjudication shall in no manner affect the other sections or exhibits, which shall remain in full force and effect as if the section or exhibit so declared or adjudged invalid were not originally a part hereof unless the section or exhibit so declared and adjudged invalid materially affects the consideration or obligation either party is entitled to receive or assume hereunder.

27. Notice. Any notice or payment required or permitted in this Agreement and the attached exhibits, shall be in writing and delivered personally or sent by certified U.S. mail, return receipt requested, with all postage and other charges prepaid. Any such notice or payment shall be addressed as follows:

If to Seller:

TDP Superstores Corp.

c/o Todd Behringer

203 Douglas Avenue

Woodway, Texas 76712

Telephone: (254) 732-5288

Facsimile: (254) 732-5287

If to Purchaser:

Cash America Pawn L.P.

1600 West 7th Street

Fort Worth, Texas 76102

Attention: Thomas A. Bessant, Jr.

Telephone: (817) 335-1100

Facsimile: (817) 570-1647

(a) Either party may change its address, or the designation of its representative, by notifying the other party of such change in writing.

(b) Except where provided to the contrary elsewhere in this Agreement and subject to the terms herein, the parties agree to give to the other party written notice of any alleged breach or violation of this Agreement or the attached exhibits, or of an intention to pursue legal action against the other arising out of this Agreement. The party receiving such notice shall have ten (10) days to cure such default if such default is for a late payment and shall have thirty (30) days to cure if the default is something other than a late payment and is curable, before the other party may proceed with any legal action or exercise their right of offset against the other party.

(c) This requirement of notice and time to cure shall not prohibit a party from seeking injunctive relief immediately following an alleged breach of this Agreement by the other party.

28. Waiver of Breach or Violation Not Deemed Continuing. Either party may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the parties hereto, (ii) waive any inaccuracies in the representations and warranties of the other parties hereto contained herein or in any document delivered pursuant hereto, and (iii) waive compliance by any of the other parties hereto with any of the agreements or conditions contained herein. The waiver by either party of a breach or violation of any provision of this Agreement shall not operate as, or be construed to be, a waiver of any, or other subsequent breach or violation of any provision hereof. Acceptance of a payment or partial payment after default shall not be deemed a waiver of any preceding breach or default other than the failure of Purchaser to pay the particular part of a payment accepted, regardless of Seller’s knowledge of the preceding breach at the time of acceptance. No breach or violation of any provision hereof may be waived except by an agreement in writing signed by the waiving party.

29. Construction. All parties to this Agreement and their respective legal counsel acknowledge that they have had the opportunity to participate equally in the drafting of this Agreement and that in the event of a dispute, no party shall be treated, for any purpose, as the author of this Agreement nor have any ambiguity resolved against it on account thereof.

30. Nomenclature. The use of the male gender shall include the female, the individual shall include the corporate, and the singular shall include the plural, vice versa, wherever such usage is appropriate to the context.

31. Multiple Counterparts. This Agreement may be executed in separate or multiple counterparts, each of which shall be deemed an original, but all of which together shall be considered as one and the same agreement. Any signature on this Agreement or any other document executed in connection herewith may be a facsimile or electronically delivered signature and all parties agree that any signature delivered by facsimile or electronically shall be treated as an original signature to any such document.

32. Item Headings and Interpretation. The item headings contained in this Agreement are for convenience only and shall in no manner be construed as a part of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” In addition, any other information shall not affect in any way the meaning or interpretation of the text of this Agreement.

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IN WITNESS WHEREOF, each party has executed this Agreement and the attached exhibits on the 20th day of June, 2013.

PURCHASER:		SELLER:

CASH AMERICA PAWN L.P.,		TDP SUPERSTORES CORP.,
a Delaware limited partnership		a Texas corporation

By:	Cash America Holding, Inc.,
a Delaware corporation,
	its general partner	By:	/s/ Todd C. Behringer
Todd C. Behringer,
Chief Executive Officer

By:	/s/ Thomas A. Bessant, Jr.
Thomas A. Bessant, Jr.,
Executive Vice President

IN WITNESS WHEREOF, the undersigned executes this Agreement in his individual capacity for the purposes of being bound by all warranties, guarantees, covenants and agreements set out herein, and he hereby guarantees full performance of and compliance with this Agreement by Seller in order to induce Purchaser to enter into this Agreement and purchase the Business and Assets sold hereunder from Seller subject to the terms of this Agreement on this the 20th day of June, 2013:

/s/ Todd C. Behringer
TODD C. BEHRINGER

[The following exhibits have been omitted pursuant to Item 601(b)(2) of Regulation S–K. The exhibits will be provided to the Securities and Exchange Commission upon request.]

EXHIBIT “A” - SHOP LOCATIONS and LEASE AGREEMENTS

EXHIBIT “B” - INSPECTION PROCEDURE

EXHIBIT “C” - BILL OF SALE

EXHIBIT “D” - LEASE ASSIGNMENT

EXHIBIT “E” - NON-COMPETITION AGREEMENT

EXHIBIT “F” - ESCROW AGREEMENT

EXHIBIT “G” - AMENDMENT TERMS